As filed with the U.S. Securities and Exchange Commission on May 25, 2010
Registration Statement No. _____________
______________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CRYOLIFE, INC.
(Exact name of registrant as specified in its charter)

Florida	59-2417093
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1655 Roberts Boulevard, NW, Kennesaw, Georgia   30144
(Address, including zip code, of registrant's principal executive offices)

CryoLife, Inc. Employee Stock Purchase Plan
 (Full Title of Plan)

Steven G. Anderson, President, Chief Executive Officer
and Chairman of the Board of Directors
CryoLife, Inc.
1655 Roberts Boulevard, NW
Kennesaw, Georgia  30144
(770) 419-3355
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

B. Joseph Alley, Jr., Esq.	Jeffrey W. Burris, Esq.
Arnall Golden Gregory LLP	Vice President and General Counsel
Suite 2100	CryoLife, Inc.
171 17th Street, NW	1655 Roberts Boulevard, NW
Atlanta, Georgia 30363-1031	Kennesaw, Georgia 30144
(404) 873-8500	(770) 419-3355

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(1)
Common Stock, $.01 par value	1,000,000 Shares	$4.97	$4,970,000	$354.37
(1)
Calculated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, as follows: with respect to 1,000,000 shares, based upon the average of the high and low price of the Registrant's Common Stock on May 24, 2010 as reported on the New York Stock Exchange.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

The following documents are incorporated by reference in the Registration Statement:

(a)           The Registrant's Annual Report on Form 10-K filed with respect to the Registrant's fiscal year ended December 31, 2009.

(b)           The Registrant’s Quarterly Report on Form 10-Q filed with respect to the Registrant’s quarter ended March 31, 2010.

(c)           The Registrant’s Current Reports on Form 8-K filed on January 6, 2010, January 13, 2010, January 14, 2010, January 21, 2010, February 2, 2010, February 4, 2010, February 8, 2010, February 9, 2010, February 17, 2010, February 17, 2010, February 23, 2010, March 5, 2010, March 11, 2010, March 19, 2010, March 19, 2010, March 19, 2010, March 24, 2010 and May 24, 2010.

(d)           The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed on July 2, 1997, and any amendment or report filed for the purpose of updating such description, including without limitation the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-3 filed on November 21, 2008 and the Registrant’s Amendment No. 1 to Form 8-A/A filed on November 3, 2005.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Registrant is a Florida corporation.  The following summary is qualified in its entirety by reference to the complete text of the Florida Business Corporation Act (the "FBCA"), the Registrant's Amended and Restated Articles of Incorporation, and the Registrant's Amended and Restated Bylaws.

Under Section 607.0850(1) of the FBCA, a corporation may indemnify any of its directors and officers against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (including any appeal thereof) (i) if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.  In actions brought by or in the right of the corporation, however, Section 607.0850(2) provides that no indemnification shall be made in respect of any claim, issue or matter as to which the director or officer shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.  Section 607.0850(6) provides that expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by the officer or director to repay such amount if he or she is ultimately found not to be entitled to indemnification.  Article X of the Registrant’s Amended and Restated Articles of Incorporation requires that, if in the judgment of the majority of the Board of Directors (excluding from such majority any director under consideration for indemnification) the criteria set forth under Section 607.0850 have been met, then the Registrant shall indemnify any officer or director, or former officer or director, his personal representatives, devisees or heirs, in the manner and to the extent contemplated by Section 607.0850 of the FBCA (formerly Section 607.014 of the Florida General Corporation Act).   Article VI of the Registrant’s Amended and Restated Bylaws provides that indemnification is available to directors and officers only if the person to be indemnified acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.  The Registrant will have no obligation to provide indemnification until a determination has been made that the appropriate standard of conduct has been met and that indemnification is not prohibited by relevant law.  With respect to proceedings brought by or in the right of the Registrant, no indemnification shall be made if the officer or director is adjudged to be liable unless a court of competent jurisdiction shall determine that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification.  The Registrant’s Amended and Restated Bylaws also state that the rights to indemnification are binding contract rights which are binding on the Registrant with respect to any conduct that takes place while the provision remains in place, even if the provision is later amended, and that the rights continue as to a person who has ceased to be an officer or director.  Expenses, including reasonable attorneys’ fees and court costs, incurred by a director or officer in defending a proceeding for which indemnification is provided will be paid by the Registrant in advance of the final disposition of such proceeding provided that the director or officer represents that he or she has met the applicable standard of conduct in relation to the proceeding and will repay such amount if he or she is ultimately found not to be entitled to indemnification.

The Registrant has purchased insurance to insure (i) the Registrant's directors and officers against damages from actions and claims incurred in the course of their duties, and (ii) the Registrant against expenses incurred in defending lawsuits arising from certain alleged acts of its directors and officers.

The Registrant has entered into indemnification agreements with each of its directors and its Executive Vice President, Chief Operating Officer and Chief Financial Officer ("Indemnitees").  Pursuant to such agreements,  the Registrant  shall indemnify each Indemnitee whenever he or she is or was a party or is threatened to be made a party to any  proceeding,  including  without  limitation any such proceeding brought by or in the right of the Registrant, because he or she is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director or officer of another corporation,  partnership,  joint venture, trust or other enterprise, or because of anything  done or not done by the Indemnitee in such capacity, against expenses and  liabilities  (including the costs of any investigation, defense, settlement or appeal) actually and reasonably incurred by the Indemnitee or on his or her behalf in connection with such proceeding, if he or she acted in good faith and in a manner he or she  reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that an Indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.  Unless a determination has been made that the Indemnitee is not entitled to indemnification pursuant to the agreement, all reasonable expenses incurred by or on behalf of such Indemnitee shall be advanced from time to time by the Registrant to the Indemnitee within thirty (30) days after the Registrant's receipt of a written request for an advance of expenses by such Indemnitee, whether prior to or after final disposition of a proceeding.  If required by law, Indemnitee shall agree, at the time of such advance, to repay the amounts advanced if it is ultimately determined that Indemnitee is not entitled to be indemnified under the terms of the agreement. Any advances made shall be unsecured and no interest shall be charged thereon.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Exhibit

4.1	Amended and Restated Articles of Incorporation of the Company. (Incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2007).

4.2	Amended and Restated ByLaws of the Company. (Incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed January 6, 2010).

4.3	Form of Certificate for the Company's Common Stock (Incorporated by reference to Exhibit 4.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997).

4.4
First Amended and Restated Rights Agreement, dated as of November 2, 2005, between CryoLife, Inc. and American Stock Transfer & Trust Company. (Incorporated herein by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed November 3, 2005.)

5*	Opinion of Arnall Golden Gregory LLP regarding legality

23.1*	Consent of Arnall Golden Gregory LLP (included as part of Exhibit 5 hereto).

23.2*	Consent of Deloitte & Touche LLP

99.1*	CryoLife, Inc. Employee Stock Purchase Plan

_______________________
*     Filed herewith.

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)
 To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia on May 25, 2010.

CRYOLIFE, INC.

By:	/s/ Steven G. Anderson
Steven G. Anderson
President, Chief Executive Officer and Chairman of the Board of Directors

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven G. Anderson and Jeffrey W. Burris and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

PRINCIPAL EXECUTIVE, FINANCIAL & ACCOUNTING OFFICERS AND DIRECTORS:

Name	Title	Date
/s/ Steven G. Anderson Steven G. Anderson	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	May 25, 2010

/s/ D. Ashley Lee D. Ashley Lee	Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)	May 25, 2010

/s/ Amy D. Horton Amy D. Horton	Chief Accounting Officer (Principal Accounting Officer)	May 25, 2010

/s/ Thomas F. Ackerman Thomas F. Ackerman	Director	May 25, 2010

/s/ James S. Benson James S. Benson	Director	May 25, 2010

/s/ Daniel J. Bevevino Daniel J. Bevevino	Director	May 25, 2010

/s/ Ronald C. Elkins, M.D. Ronald C. Elkins, M.D.	Director	May 25, 2010

/s/ Ronald D. McCall Ronald D. McCall, Esq.	Director	May 25, 2010

/s/ Harvey Morgan Harvey Morgan	Director	May 25, 2010